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EXHIBIT 5

                      [LETTERHEAD OF DILWORTH PAXSON LLP]

                                August 25, 2003

Board of Directors
Isolagen, Inc.
2500 Wilcrest, 5th Floor
Houston, TX  77042


          Re: 2001 Stock Option and Appreciation Rights Plan and 2003 Stock Option and Appreciation Rights Plan - Registration Statement on Form S-8

Ladies and Gentlemen:

         As counsel for Isolagen, Inc., a Delaware corporation (the "Company"), we have been asked to render our opinion with respect to certain matters relating to the offer and sale of a total of up to 7,150,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), which are or may become issuable under the following employee stock option plans (the "Plans"): (i) the 2001 Stock Option and Appreciation Rights Plan (the "2001 Plan") -- 4,900,000 Shares (exclusive of 100,000 shares of the Company's Common Stock previously issued under the 2001 Plan); and (ii) the 2003 Stock Option and Appreciation Rights Plan (the "2003 Plan") -- 2,250,000 Shares. The number of shares which may be purchased upon exercise of each option is subject to adjustment from time to time as set forth in such option or the applicable Plan.

         The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about August 25, 2003. (Said Registration Statement on Form S-8 is referred to hereinafter as the "Registration Statement.")

         In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as presently in effect; (ii) resolutions of the Company's Board of Directors adopting the 2001 Plan and subsequently amending the 2001 Plan to increase the number of shares issuable under such Plan from 1,500,000 Shares to 5,000,000 Shares; (iii) resolutions of the Company's Board of Directors adopting the 2003 Plan and authorizing the issuance of up to a total of 2,250,000 Shares pursuant to such Plan; (iv) various forms of stock option agreements under the respective Plans; (v) resolutions of the Company's Board of Directors authorizing the preparation and filing of the Registration Statement; (vi) the Registration Statement; and
(vii) such certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed.

         In rendering the opinions expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when duly issued in accordance with the terms of the respective Plans (including the terms and conditions of options granted thereunder), after the Registration Statement shall have become effective under the Act, will be legally issued, fully paid and nonassessable.

         We have made such investigation of the General Corporation Law of the State of Delaware as we have considered appropriate for the purpose of rendering the opinion expressed above. We are qualified to practice law in the Commonwealth of Pennsylvania; this opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware (including current judicial interpretations thereof).
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference made to this Firm in Item 5 of Part II of the Registration Statement.

                                              Very truly yours,


                                             /s/ DILWORTH PAXSON LLP



cc:      Jeffrey W. Tomz, Chief Financial Officer and Secretary
           Isolagen, Inc.